Exhibit 10.8

AGREEMENT AND GENERAL RELEASE

AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of January 14, 2022, between Sachem Capital Corp., a New York corporation (the “Company”), having its principal place of business at 698 Main Street, Branford, Connecticut 06405, and Peter J. Cuozzo, having an address at 8944 St. Lucia Drive, Suite 102, Naples, Florida 34114 (“Executive”).

WHEREAS, Executive is employed by the Company in the position of Executive Vice President and Chief Operating Officer and Executive desires to retire and step down from all of his positions effective as of the Retirement Date (defined below);

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of July 1, 2020 (the “Employment Agreement”), and the parties desire that the Employment Agreement shall be superseded and effectively terminated by this Agreement except as set forth in Section 11 below; and

WHEREAS, Executive and the Company have voluntarily entered into this Agreement in view of its mutual benefits, the payment of valuable consideration by each of the Company and the Executive, including the mutual releases set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants in this Agreement, the Company and the Executive agree as follows:

1.Retirement and Resignation.

Executive has previously notified the Company that he will be retiring from his positions with the Company effective as of the close of business on Friday, January 14, 2022 (the “Retirement Date”).  The Company hereby accepts Executive’s resignation

2.	Continuation of Benefits.

In consideration of the services provided by Executive to the Company and the Release provided pursuant to this Agreement, the Company agrees as follows:

(a)

Executive shall make a timely election under the Company’s current group health insurance plan and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to continue to participate in the Company’s health insurance plan.  The Company shall pay on behalf of Executive or reimburse Executive, as applicable, for the amount necessary to maintain coverage for a married individual until the earliest to occur of the following: (i) Executive voluntarily terminates coverage under COBRA; (ii) Executive is no longer eligible for benefits under COBRA (the “COBRA Expiration Date”); (iii) the date on which Executive is first eligible for benefits under Medicare (the “Medicare Eligibility Date”) and (iv) September 30, 2025.  From and after the COBRA Expiration Date (assuming that is the earliest to occur), the Company shall pay Executive a monthly sum equal to the lesser of (X) an amount equal to (A) the monthly premium for comparable coverage paid by the Company to or on behalf of Executive at the time of such expiration divided by (B) 0.75 and (Y) $5,000.00.  Such monthly payment shall be made beginning with the first calendar month following the calendar month in which the COBRA Expiration Date occurs and shall terminate upon the earlier to occur of (i) the calendar month in which the Medicare Eligibility Date occurs and (ii) September 30, 2025.  The Company, in its sole and absolute discretion, shall have the right to pay the amount due under the prior sentence in one lump sum payment.

(b)	All unvested shares granted to Executive pursuant to the Restricted Stock Award Agreement between the Company and Executive, dated April 12, 2021, shall hereby be fully-vested.

(c)	Executive shall hereby be eligible to participate in any executive bonus pool for the year ended December 31, 2021, in the sole and absolute discretion of the Company’s management.

3.	No Other Severance Benefits or Consideration.

Executive understands and agrees that Executive would not be entitled to any severance benefits under any agreement, plan, program or arrangement maintained by Company, or set forth in this Agreement, or consideration of any other kind except for Executive’s execution of this Agreement and the fulfillment of the promises set forth herein.

4.General Release of Claims.

(a)By entering into this Agreement, Executive and Executive’s heirs, executors, administrators, successors and assigns hereby knowingly, voluntarily and completely release and forever discharges the Company and any and all of Company’s subsidiaries, parents, branches, divisions, affiliates, related entities, predecessor entities, present and former officers, directors, employees, fiduciaries, attorneys and agents (collectively the “Released Parties”), individually and in their official capacities, of and from all causes of action, claims, damages, judgments or agreements of any kind, known or unknown, including, but not limited to, all matters arising out of Executive’s employment or business dealings with any of the Released Parties and the cessation thereof, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act;
•	Title VII of the Civil Rights Act of 1964;
•	The Civil Rights Act of 1991, as amended;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act of 1974 ;
•	The Age Discrimination in Employment Act of 1967;
•	The Immigration Reform Control Act;
•	The Americans with Disabilities Act of 1990;
•	The Federal Rehabilitation Act of 1973, as amended;
•	The Older Worker Benefit Protection Act, as amended;
•	The Occupational Safety and Health Act;
•	The Family and Medical Leave Act of 1993;
•	The Equal Pay Act, as amended;
•	The New York Human Rights Law;

•	The New York Labor Law;
•	The New York Equal Rights Law 40-c et seq.;
•	The New York Minimum Wage Law;
•	The New York Equal Pay Law;
•	New York City Human Rights Law;
•	any other federal, state or local civil or human rights, tort or defamation laws, or any other local, state or federal law, regulation or ordinance;
•	any public policy, contract, tort, or common law; or
•	any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

(b)By entering into this Agreement, the Company hereby knowingly, voluntarily and completely release and forever discharges the Executive from all causes of action, claims, damages, judgments or agreements of any kind, known or unknown, including, but not limited to, all matters arising out of Executive’s employment or business dealings with Company and the cessation thereof other than claims based on fraud or Executive’s gross negligence or willful misconduct.

5.No Claims Exist.

Executive confirms that no claim, charge, complaint, or action instituted by Executive exists in any forum or form against Company or any of the other Released Parties.  Executive will not in the future file any claim, charge, complaint or action against Company or any of the other Released Parties before any federal, state or local court or agency.  In the event that any such claim, charge, complaint or action is filed by another entity or person(s) against Company or any of the other Released Parties on Executive’s behalf, (i) Executive shall not be entitled to recover any relief or recovery there from including costs and attorney’s fees and (ii) Executive shall pay all costs and expenses of defending such action incurred by the Company or any of the other Released Parties including reasonable attorney’s fees to the extent permitted by applicable federal law.

Executive affirms Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family Medical Leave Act.

6.No Participation in Claims.

Executive understands that if this Agreement were not signed, Executive would have the right to voluntarily assist other individuals or entities in bringing claims against Company.  Executive hereby waives that right and Executive will not provide any such assistance other than assistance in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other agency of the United States government.

7.Nonadmission of Wrongdoing.

Executive acknowledges and agrees that neither the making of this Agreement nor anything contained herein shall in any way be construed or considered as an admission on the part of Company regarding any liability, wrongdoing, or unlawful conduct of any kind.

8.Non-Disclosure.

Executive agrees that Executive will not disclose the terms of this Agreement to any third party other than Executive’s immediate family, attorney, accountants, or other consultants or advisors, except as may be required by any governmental authority; provided that any such persons agree that they will be bound by the non-disclosure requirements of this provision and that any breach by a third party will be considered to be a breach by Executive.

9.Breach of this Agreement.

Executive agrees that if Executive breaches any of the promises set forth in this Agreement or if Executive challenges this Agreement, the Company will have the right to terminate the benefits provided to Executive described in Section 2 and/or seek restitution in connection therewith without otherwise affecting the terms of this Agreement.

10.Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions. The state courts of the State of New York and County of New York shall have exclusive jurisdiction over any disputes arising under this Agreement. If any provision of the Agreement is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provision and the Agreement, except to such extent or in such application, shall not be affected, and each and every provision of the Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

11.Entire Agreement.

This Agreement shall supersede any and all existing oral or written agreements between Executive and the Company and any representations, or warranties of the Company or its present or former affiliates or subsidiaries.  Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to sign this Agreement, except for those set forth in this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to relieve Executive’s obligations set forth in Sections 9 and 10 of the Employment Agreement.  The parties acknowledge and agree that Sections 9 and 10 of the Employment Agreement survive the termination of the Employment Agreement.

12.Right to Revoke.

Executive acknowledges that Executive has been advised to consult with an independent attorney of Executive’s own choosing prior to signing and accepting this Agreement.  Executive also understands Executive has twenty-one (21) days to consider this Agreement before signing it.  In addition, Executive has the right to revoke this Agreement at any time during the seven (7) day period following the date on which Executive first signs the Agreement.  If Executive wants to revoke, Executive must make a revocation in writing which states: “I hereby revoke my acceptance of the Agreement and General Release”.  This written revocation must be delivered by hand or sent by certified mail with a postmark dated before the end of the seven-day revocation period to Sachem

Capital Corp., 698 Main Street, Branford, Connecticut, 06405 Attention: John L. Villano, President and CEO, otherwise the revocation will not be effective.

13.Effective Date.

This Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 12 above.

14.Miscellaneous.

(a)	Amendment. This Agreement may not be amended except by a written agreement signed by the parties.

(b)

Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)

Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

EXECUTIVE UNDERSTANDS THAT EXECUTIVE’S RIGHT TO RECEIVE BENEFITS SET FORTH IN THIS AGREEMENT IS SUBJECT TO EXECUTIVE’S COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THAT EXECUTIVE WOULD NOT RECEIVE SUCH BENEFITS BUT FOR EXECUTIVE’S EXECUTION OF THIS AGREEMENT.

EXECUTIVE ALSO UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE WILL BE WAIVING EXECUTIVE’S RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT EXECUTIVE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.  EXECUTIVE UNDERSTANDS THAT EXECUTIVE HAS 21 DAYS TO CONSIDER THIS AGREEMENT AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:		EXECUTIVE:

Sachem Capital Corp.

By:	/s/ John L. Villano	/s/ Peter J. Cuozzo
	John L. Villano	Peter J. Cuozzo
President and Chief Executive Officer

Date:	1/19/22	Date:	1/19/22